SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under § 240.14a-11(c) or § 240.14a-12

IPASS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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3800 Bridge Parkway, Redwood Shores, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 4, 2013

TO THE STOCKHOLDERS:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of iPass Inc., a Delaware corporation. The meeting will be held on June 4, 2013, at 9:00 a.m. local time at iPass’ offices located at 3800 Bridge Parkway, Redwood Shores, CA 94065, for the following purposes:

1.	To elect the six nominees for director named herein to hold office until the 2014 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of iPass for our fiscal year ending December 31, 2013.

3.	To consider an advisory vote on compensation of our “named executive officers,” as described in this proxy statement.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 12, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. All stockholders will be required to show proof that they held shares as of the record date to be admitted to the Annual Meeting.

We hope you will be able to attend the Annual Meeting, but if you cannot do so, it is important that your shares be represented. We urge you to read the proxy statement carefully, and to vote for the proposals by telephone or Internet, or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting. Instructions are provided on the proxy card. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 4, 2013, at 9:00 a.m. local time at 3800 Bridge Parkway, Redwood Shores, CA 94065.

The proxy statement and annual report to stockholders are available at investor.ipass.com.

By Order of the Board of Directors
/s/ Evan L. Kaplan
Evan L. Kaplan
President and Chief Executive Officer

Redwood Shores, California

April 22, 2013

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy card issued in your name from that record holder.

3800 Bridge Parkway, Redwood Shores, California 94065

PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

June 4, 2013

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of iPass Inc. (“iPass”) is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about May 1, 2013, to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the annual meeting?

The meeting will be held on Tuesday, June 4, 2013, at 9:00 a.m. local time at 3800 Bridge Parkway, Redwood Shores, CA 94065. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 12, 2013, will be entitled to vote at the Annual Meeting. On this record date, there were 63,254,194 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 12, 2013, your shares were registered directly in your name with iPass’ transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 12, 2013, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of the six nominees for director named herein to hold office until the 2014 Annual Meeting of Stockholders.

•	Ratification of KPMG LLP as the independent registered public accounting firm of iPass for our fiscal year ending December 31, 2013.

•	An advisory vote on compensation of our “named executive officers,” as described in this proxy statement.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

It will depend on each proposal.

•	For Proposal 1: You may either vote “For” all the nominees to the Board of Directors, “Withhold” your vote for all nominees, or you may “Withhold” your vote for any nominee you specify.

•	For Proposal 2: You may vote “For” or “Against” or abstain from voting.

•	For Proposal 3: You may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly. If you return your signed proxy card to us before the Annual Meeting, your shares will be voted as you direct.

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To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide information from the enclosed proxy card. Your vote must be received by 8:59 p.m., Pacific Daylight Time (11:59 p.m., Eastern Daylight Time) on June 3, 2013, to be counted.

•

To vote on the Internet, go to www.investorvote.com to complete an electronic proxy card. You will be asked to provide information from the enclosed proxy card. Your vote must be received by 8:59 p.m., Pacific Daylight Time (11:59 p.m., Eastern Daylight Time) on June 3, 2013, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from iPass. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide telephone and Internet proxy voting to allow you to vote your shares by telephone or on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as telephone charges and usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 12, 2013.

What happens if I do not vote?

Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 3 without your instructions, but may vote your shares on Proposal 2.

What if I return the proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six of the Board of Directors’ nominees for director, “For” the ratification of KPMG LLP as the independent registered public accounting firm of iPass for fiscal year ending December 31, 2013, and “For” approval of compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will have the authority to vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. Only your latest dated proxy for each account will be voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065.

•	If you are a stockholder of record, you may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 1, 2014, to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065; however, if our 2014 Annual Meeting of Stockholders is held before May 5, 2014, or after July 4, 2014, your proposal must be received a reasonable time before we print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our bylaws, you must provide specified information to us between February 4, 2014, and March 6, 2014; however, if our 2014 Annual Meeting of Stockholders is held before May 5, 2014, or after July 4, 2014, your proposal must be received between 90 and 120 days before the meeting, or not more than 10 days after we announce the date of the meeting. If you wish to submit a stockholder proposal or nomination, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count:

•	“For” and “Withhold” votes with respect to Proposal 1; and

•	“For” and “Against” votes and abstentions and broker non-votes with respect to Proposal 2 and Proposal 3.

Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•

In May 2008, our stockholders amended our Bylaws and adopted a majority vote standard for non-contested director elections. Therefore, for Proposal 1, the election of the six nominees for director, each nominee must receive more “For” votes than “Withhold” votes among votes properly cast in person or by proxy to be elected. Abstentions and broker non-votes will have no effect.

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To be approved, Proposal 2, ratifying KPMG LLP as the independent registered public accounting firm of iPass for fiscal year ending December 31, 2013, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

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To be approved, Proposal 3, approving on an advisory basis the compensation of our named executive officers, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Because your vote is advisory, it will not be binding on the Board of Directors or iPass. However, the Compensation Committee of the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 63,254,194 shares outstanding and entitled to vote. Thus 31,627,097 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting or the Chairman of the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed within four business days after the Annual Meeting (or, if the final voting results are not available by that time, we will announce the preliminary voting results in the Current Report on Form 8-K, and the final voting results by an amendment to the Current Report on Form 8-K when the final voting results are available).

What proxy materials are available on the internet?

The proxy statement and annual report to shareholders are available at investor.ipass.com.

PROPOSAL 1

ELECTION OF DIRECTORS

This Proposal 1 is to elect the six nominees for director named herein. All directors elected are elected for one year terms. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy shall be elected to serve until the next annual meeting and until his or her successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. This includes vacancies created by an increase in the number of directors.

There are currently seven directors whose terms of office expire at the 2013 Annual Meeting. Mr. Kenneth H. Traub, a current director, has declined to stand for re-election and has submitted his resignation to be effective at the start of the 2013 Annual Meeting. Effective at the start of the 2013 Annual Meeting, the authorized number of directors will be reduced to six. As a result, there are six nominees for election for a one-year term, each of which is a current director of iPass. The six nominees are John D. Beletic, Peter C. Clapman, Gary A. Griffiths, Evan L. Kaplan, Robert J. Majteles and Samuel L. Schwerin. Each of these six nominees has consented to being named in this proxy statement and to serve as a director of iPass if elected.

Each of the six nominees, if elected, will serve until the 2014 Annual Meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal. It is our policy to encourage directors to attend the annual meeting, and for those purposes to permit attendance by telephone. Six of the then seven iPass directors attended the 2012 Annual Meeting of Stockholders.

NOMINEES FOR ELECTION

The following is a brief biography of each nominee for director.

John D. Beletic, age 61, has served as a member of our Board of Directors since November 1999 and as our Chairman since November 2008.

Background. Since November 2011, Mr. Beletic has been President and CEO of Xiotech Inc. (X-IO Technologies), a provider of enterprise level disk storage systems. Since July 2002, Mr. Beletic has been a venture partner with Oak Investment Partners, a venture capital firm. Until December 2009 he was Chairman of FiberTower Corporation, a provider of wireless backhaul services to mobile network carriers, where he previously served from August 2006 to September 2008 as Executive Chairman. From July 2002 to September 2004, Mr. Beletic served as Executive Chairman of Oculan Corporation, a network monitoring and intrusion detection company. From August 1994 until December 2001, Mr. Beletic was the Chief Executive Officer and Chairman of the Board of PageMart Inc., a wireless messaging service, which became Weblink Wireless, Inc., a communications service company, in January 2000. Mr. Beletic was Chairman and CEO of Tigon Corporation, a voicemail service provider, which was acquired by Ameritech Corporation, a telecommunications company, in 1988. Mr. Beletic also serves as lead director on the board of directors of Tessco Technologies, a wireless technology provider.

Qualifications. Mr. Beletic has spent most of the past two decades in executive and board-level leadership positions at wireless and telecommunications corporations. The Board of Directors believes that his business experience as a successful CEO of several telecommunications companies, and his leadership position on the board of directors of other telecommunications companies, allows Mr. Beletic to provide valuable advice and guidance to the Board of Directors and iPass’ management team, particularly in strategic matters, and to provide leadership as the Chairman of the Board.

Directorships. Mr. Beletic currently serves on the board at Tessco Technologies, a publicly traded wireless technology provider, and on the boards of a number of privately held companies. During the past five years, Mr. Beletic has also served on the board of directors at FiberTower Corporation, a publicly traded provider of wireless backhaul services to mobile network carriers.

Peter C. Clapman, age 77, has served as member of our Board of Directors since February of 2007.

Background. From November 1972 until to July of 2005, Mr. Clapman was senior vice president and Chief Counsel to TIAA-CREF, an investment fund. Since October of 2005, he has been a partner at Governance for Owners LLP, a UK based investment organization which offers governance and investment products to institutional investors, and is the president and chairman of its U.S. corporate governance operations. Mr. Clapman is a consultant in the fields of corporate governance and director education. Mr. Clapman has advised other publicly traded companies on these topics and has served on the faculty of director education programs at Stanford, Yale, the National Association of Corporate Directors and other venues.

Qualifications. Mr. Clapman has over three decades of experience in the financial services and investment sectors, and is a recognized authority on matters of corporate governance and, as such, the Board of Directors believes that Mr. Clapman is able to provide valuable advice and guidance to the Board of Directors and the iPass management team in matters pertaining to corporate governance.

Directorships. Mr. Clapman is a board member for the National Association of Corporate Directors. During the past five years, Mr. Clapman has served as independent chairman of the board of trustees of the AARP mutual funds.

Gary A. Griffiths, age 63, has served as a member of our Board of Directors since June 2009.

Background. Mr. Griffiths is co-founder and Chief Executive Officer of Trapit, Inc., a company focused on Internet information discovery, which was founded in 2009. Mr. Griffiths joined WebEx Communications, Inc., a telecommunications firm specializing in the provision of web-based conferencing solutions, in December 2005 as Vice President of Products, and became President, Products and Operations. Upon the acquisition in May 2007 by Cisco Systems, Inc. of WebEx, Mr. Griffiths became a Vice President at Cisco, where he remained until April 2008. From June 1999 to December 2005, Mr. Griffiths was Chairman, President and Chief Executive Officer at Everdream Corporation, a technology services company. Mr. Griffiths was also the Chief Executive Officer at SegaSoft, Inc. from January 1996 until its acquisition by Sega, Inc. in March of 1999.

Qualifications. Mr. Griffiths has held leadership positions at several large and prominent telecommunications companies, and was a vice president in charge of both products and operations at these companies. The Board of Directors believes that his senior management experience across both the technical and operational sides of these businesses allows Mr. Griffiths to provide valuable advice and guidance to iPass’ management team and Board of Directors in terms of both product sales and marketing and corporate operations. In addition, Mr. Griffiths has extensive experience with overseeing financial and accounting matters and strategic initiatives at small technology companies.

Directorships. Mr. Griffiths currently serves on the board of directors of Silicon Graphics International Corp., a publicly traded server, storage systems and data center infrastructure company.

Evan L. Kaplan, age 53, has served as our President and Chief Executive Officer, and as a member of our Board of Directors, since November 2008.

Background. From February 1996 to July 2007, Mr. Kaplan served as founder, President, Chief Executive Officer and Chairman of Aventail Corporation, a virtual private networking equipment and services company and a long time strategic partner of iPass, where he was responsible for overseeing all aspects of Aventail’s business. After Aventail was acquired by SonicWALL, Inc., an information technology security and data backup and recovery solutions company in 2007, Mr. Kaplan remained with SonicWALL from July 2007 until January

2008 as Vice President of Business Development. From January to June 2008 Mr. Kaplan was on extended vacation with his family. From August 2008 until November 2008, Mr. Kaplan acted as a consultant to iPass, providing business planning and strategic and tactical advice and counseling to iPass.

Qualifications. Mr. Kaplan has over fourteen years of experience as a founder and executive officer in the information technology and security industry. Further, as our Chief Executive Officer he represents management on our Board of Directors and provides the Board of Directors with valuable insight into the day-to-day operation of iPass’ business.

Directorships. Mr. Kaplan does not currently serve on the board of directors of any public company.

Robert J. Majteles, age 48, has served on our Board of Directors since June of 2009.

Background. Mr. Majteles is the managing partner of Treehouse Capital LLC, an investment firm, and has held that position since 2000. He has been a CEO at three companies, including one which was publicly traded, and has served successfully as a board member of, and an investor in, many public and private technology companies. In addition, Mr. Majteles has worked as a mergers and acquisitions attorney and an investment banker.

Qualifications. Mr. Majteles has experience across several industries. His experience in providing guidance and assistance to a wide array of technology companies in a wide array of circumstances allows Mr. Majteles to provide valuable advice and guidance to the Board of Directors and iPass’ management team. Mr. Majteles also has extensive experience serving on boards of directors and their respective committees.

Directorships. Mr. Majteles currently sits on the board of directors of U.S. Auto Parts Network, Inc., an e-commerce company focused on auto parts, where he serves as Chairman of the Board. During the past five years, Mr. Majteles has also served on the board of directors at Rovi Corporation (formerly Macrovision), a digital entertainment technology company; Unify Corporation, a business software and services company; Adept Technology, Inc., a robotics systems and services company; Comarco, Inc., a company focused on the design and manufacture of mobile power devices; Phoenix Technologies, a core systems software company; Merriman, Curhan & Ford, an investment banking firm; and WorldHeart, a medical device company.

Samuel L. Schwerin, age 40, has been a member of our Board of Directors since January 2010.

Background. Since 2002, Mr. Schwerin has been a co-founder and Managing Partner at Millennium Technology Value Partners, a private investment fund. Prior to Millennium, Mr. Schwerin held positions at The Blackstone Group and Salomon Brothers. Mr. Schwerin has also served as a founder, CFO and Vice President of Corporate Development at OpenPeak, a mobile enterprise management company. Mr. Schwerin also served as Vice President of Finance and Strategy at StorageApps, a data storage management company that was acquired by Hewlett-Packard.

Qualifications. Mr. Schwerin has extensive experience in technology investing, investment banking and as a senior corporate financial officer of successful companies in the technology industry. In total, he has completed more than 300 transactions involving $50 billion of principal investments, mergers, acquisitions, restructurings, and debt and equity financings. Mr. Schwerin has also served in a strategic and senior corporate development role at several technology companies and therefore is able to provide valuable advice and guidance to the Board of Directors and iPass management team in the areas of both corporate financial management and corporate strategy. Millennium Technology Value Partners is the largest single stockholder of iPass, and Mr. Schwerin provides the Board of Directors with valuable insight from an investor’s perspective.

Directorships. During the past five years, Mr. Schwerin has served on the board of directors at Transforma Acquisition Group, an organization in the business of funding, acquiring and managing technology companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Independence of the Board of Directors

As required under the Nasdaq Listing Rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board of Directors consults with our legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq Listing Rules, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and iPass, our senior management and our independent registered public accounting firm, the Board of Directors affirmatively has determined that all of our directors, including former directors who were serving as directors during any portion of 2012, are independent directors within the meaning of the applicable Nasdaq Listing Rules, except for Mr. Kaplan, our President and Chief Executive Officer.

Diversity of the Board of Directors

In considering diversity, the Board of Directors and Corporate Governance and Nominating Committee views “diversity” as diversity of experience and expertise. The Board of Directors and Corporate Governance and Nominating Committee believe that having a Board of Directors diverse in experience and expertise enables the Board of Directors, as a group, to guide the company and management and to fulfill its role of oversight and stewardship. However, neither the Board of Directors nor the Corporate Governance and Nominating Committee has developed a policy with respect to diversity in identifying nominees for director, other than the consideration of diversity when assessing nominees as set forth in our corporate governance guidelines.

The Board of Directors’ Leadership Structure

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. This structure has been particularly useful given the strategic initiatives undertaken by iPass to turnaround our business. The structure ensures a greater role for the independent directors in the oversight of iPass and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors. The Board of Directors believes this leadership structure also is preferred by a significant number of our stockholders.

The Board of Directors’ Role in Risk Management

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of iPass’ risks. The Board of Directors regularly reviews information regarding the risks associated with our strategy, business, operations, regulatory and financial position. The Compensation Committee of the Board of Directors is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Corporate Governance and Nominating Committee manage risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Information Regarding the Board of Directors and its Committees

Mr. Beletic has been the Chairman of the Board since November 2008.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The following table provides membership information for 2012 for each of the committees:

Name	Audit		Compensation		Corporate Governance and Nominating
John D. Beletic			X		X
Peter C. Clapman	X				X	*
Gary A. Griffiths	X		X	*
Robert J. Majteles	X	*
Samuel L. Schwerin
Allan R. Spies(1)					X
Kenneth H. Traub			X		X

*	Committee Chairperson
(1)	Mr. Spies served on the Board of Directors until June 5, 2012.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to iPass.

Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews, and approves the independent registered public accounting firm to perform, any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by iPass regarding internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets with management and the independent registered public accounting firm to review our annual audited financial statements, quarterly financial statements, quarterly earnings releases and disclosures in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The Audit Committee met eight times during 2012. Our Audit Committee Charter is available on our website at investor.ipass.com.

The Board of Directors has reviewed the Nasdaq Listing Rules definition of “independence” for Audit Committee members and has determined that all members of our Audit Committee, both in 2012 and currently, are independent (as independence is currently defined in Rule 5605(c)(2) of the Nasdaq Listing Rules). The Board of Directors has determined that for 2012, Mr. Majteles qualified as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (SEC) rules. The Board of Directors made a qualitative assessment of Mr. Majeteles’ level of knowledge and experience based on a number of factors, including his formal education and experience as Chief Executive Officer of three companies; CAMAX, ULTRADATA and Citadon and his experience serving on the audit committees of a number of public companies.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for iPass. The Compensation Committee: reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other officers; and administers our stock option and purchase plans, and other similar plans and programs. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules). The Compensation Committee met seven times during 2012, and acted via unanimous written consent four times. Our Compensation Committee Charter is available on our website at investor.ipass.com.

The processes used by the Compensation Committee for the consideration and determination of executive officer compensation consist of the following:

•	meeting regularly to review and evaluate compensation matters;

•	evaluating the Chief Executive Officer’s recommendation regarding the amount and form of compensation for other executive officers;

•	analyzing third party survey data in connection with establishing the amount and form of the Chief Executive Officer’s compensation; and

•	analyzing third party survey data in connection with evaluation of compensation matters.

The Compensation Committee may, under its charter, form and delegate all or some of its authority to one or more subcommittees of the Compensation Committee. No subcommittees are currently formed. The Compensation Committee has full access to all of our books, records, facilities and personnel as deemed necessary or appropriate by any member of the Compensation Committee to discharge his or her responsibilities under its charter. The Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal or external legal, accounting or other advisors and consultants. In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of chief executive officer or senior executive compensation. The Compensation Committee has the authority to incur other reasonable expenditures for external resources that the Compensation Committee deems necessary or appropriate in the performance of its duties.

The Committee engaged Barney & Barney LLC, in October 2011 to perform a comprehensive executive compensation study. Barney & Barney was instructed to review the compensation paid to executive officers at comparable companies. The results of this study were considered by the Committee in connection with compensation decisions made in 2012.

The specific determinations of the Compensation Committee with respect to executive compensation, for fiscal 2012, as well as additional information regarding the role of Barney & Barney, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of iPass, reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors and assessing the performance of the Board of Directors. All members of the Corporate

Governance and Nominating Committee are independent (as independence is currently defined in Rule 5605(a) (2) of the Nasdaq Listing Rules). The Corporate Governance and Nominating Committee met three times during 2012. Our Corporate Governance and Nominating Committee Charter is available on our website at investor.ipass.com.

The Corporate Governance and Nominating Committee has established specific, minimum attributes that would be desirable for a candidate to have to serve on our Board of Directors. The Corporate Governance and Nominating Committee will consider all of the relevant qualifications of candidates for the Board of Directors, including the following minimum qualifications: possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of iPass, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Corporate Governance and Nominating Committee will also consider the current needs of the Board of Directors and iPass, including whether the candidates for the Board of Directors will be independent for Nasdaq purposes. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee will also review such directors’ overall service to iPass during their term, and any relationships and transactions that might impair such directors’ independence. The Corporate Governance and Nominating Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee at the following address: 3800 Bridge Parkway, Redwood Shores, CA 94065. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met thirteen times during 2012 and during those meetings met two time, in person, without the CEO or other members of management present. The Board of Directors acted via unanimous written consent twice. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of our directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Secretary of iPass at 3800 Bridge Parkway, Redwood Shores, California 94065. All communications should include the number of shares of iPass common stock held and will be forwarded by the Secretary of iPass to the Board of Directors or the individual directors, as designated. All communications directed to the Audit Committee in accordance with our policy regarding accounting matters complaint procedures that relate to questionable accounting or auditing matters involving iPass will be promptly and directly forwarded to the Audit Committee.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all members of our Board of Directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. This code of conduct and ethics is posted on our website at www.ipass.com, and our code of conduct and ethics may be found as follows:

1.	From our main web page, first click on “About.”

2.	Next, click on “Investors.”

3.	Then, click on “Corporate Governance.”

4.	Finally, click on “Code of Conduct.”

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waivers from, a provision of this code of conduct and ethics by posting such information on our website, at the address and location noted above.

PROHIBITION OF HEDGING TRANSACTIONS

We have adopted a stock trading policy that that prohibits our directors, officers and employees from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012, with management of iPass. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, Communication with Audit Committee. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in iPass’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

AUDIT COMMITTEE

Robert J. Majteles, Chairman
Peter C. Clapman
Gary A. Griffiths

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of iPass under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited our financial statements since May 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of iPass and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to iPass for fiscal years ended December 31, 2012, and December 31, 2011, by KPMG LLP, our independent registered public accounting firm:

Fee Category	2012 Fees	2011 Fees
Audit Fees	$1,039,500	$914,766
Audit-Related Fees	—	—
Tax Fees	15,000	39,492
All Other Fees	—	—

Total Fees	$1,054,500	$954,258

Audit Fees. Consists of fees for professional services rendered for the audit of iPass’ consolidated financial statements and internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports, review of the tax provision in iPass’ financial statements, comfort letters and consents and services that are normally provided by KPMG LLP in connection with statutory audits and regulatory filings or engagements as well as certain out-of-pocket expenses incurred by KPMG LLP in connection with services provided to iPass. In addition, 2012 audit fees included professional services rendered in connection with the audit of the implementation of iPass’ new enterprise resource planning system.

Tax Fees. Consists of fees for professional services rendered for tax compliance, tax audit assistance and tax planning.

All of these services were approved by the Audit Committee prior to the services being rendered to us.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting of Stockholders, we solicited the advice of our stockholders as to how often our stockholders would like to cast an advisory vote on executive compensation, and our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. Our Board of Directors has adopted a policy that is consistent with that preference. In accordance with that policy, we are asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of iPass’ named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of iPass’ named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of iPass’ named executive officers is designed to enable iPass to attract and retain talented and experienced executives to lead iPass successfully in a competitive environment.

Our compensation programs are designed to pay for performance. As described under the caption “Compensation Discussion and Analysis” later in this proxy statement, the cash compensation programs for our named executive officers include a significant portion of “at-risk” performance-based pay. For 2012, 40% of our CEO’s target cash compensation and 28%–50% of our other named executive officers’ target cash compensation was performance-based. According to Barney & Barney’s analysis, this mix of “at-risk” performance-based pay is well aligned with the practices of our peer group and industry.

Our compensation programs are designed to incentivize achievement of both short term and long term performance results. We utilize a combination of financial and strategic metrics (and, for executives other than the CEO, individual goals) to evaluate performance under our short-term incentive plan. Results are measured on both a quarterly and annual basis, with above target awards earned for sustained strong performance over multiple quarters. Our long-term incentive program is designed to reward executives for positive returns to stockholders over multiple years. Together, these incentive programs reflect a holistic view of performance in alignment with our business’ strategic and operating plans.

Our compensation programs are designed to align our executives’ interests with our stockholders’ interests. A substantial portion of our executives’ annual compensation for 2012 consisted of restricted stock awards that are subject to service-based vesting over multiple years. The use of restricted stock awards is intended to provide strong retention value during our period of continued transition, while simultaneously aligning our executives’ interests with those of our stockholders in the long-term value of iPass stock.

Our compensation programs are designed to be fair and competitive. Our Compensation Committee is comprised of only independent directors, and executive compensation decisions are made only after careful deliberation, with the decision making process typically spanning multiple Compensation Committee meetings. The Compensation Committee considers a range of factors when applying its judgment to compensation matters and retains an independent compensation consultant to advise it on competitive market trends and governance best practices.

Accordingly, the Board of Directors is asking the stockholders to indicate their support for the compensation of iPass’ named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to iPass’ named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or iPass. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers as of March 31, 2013.

Name	Age	Position
Evan L. Kaplan	53	President, Chief Executive Officer and Director
Christophe J. Culine	48	Senior Vice President, Worldwide Sales
Barbara M. Nelson	52	Chief Technology Officer
William P. Garvey	48	Vice President, General Counsel and Corporate Secretary
Darin R. Vickery	48	Vice President and Corporate Controller

Evan L. Kaplan has served as our President and Chief Executive Officer, and as a member of our Board of Directors, since November 2008. From August 2008 until November 2008, Mr. Kaplan acted as a consultant to iPass, providing business planning and strategic and tactical advice and counseling to the company. From January 2008 until July 2008, Mr. Kaplan was on an extended vacation. From February 1996 to July 2007, Mr. Kaplan served as founder, President, Chief Executive Officer and Chairman of Aventail Corporation, a virtual private networking equipment and services company and a long time strategic partner of iPass, where he was responsible for overseeing all aspects of Aventail’s business. After Aventail was acquired by SonicWALL, Inc., an IT security and data backup and recovery solution company, in 2007, Mr. Kaplan remained with SonicWALL from July 2007 until January 2008 as Vice President of Business Development. Mr. Kaplan received a B.S. in environmental science from Western Washington University and an M.B.A. from the University of Washington.

Christophe J. Culine has served as our Senior Vice President and General Manager Enterprise Business since August 2012, and prior to that served as our Senior Vice President, Worldwide Sales since joining iPass in July 2011. From January 2010 to June 2011, Mr. Culine was Vice President of Sales for Iron Mountain Digital, a wholly owned subsidiary of Iron Mountain Corporation, an information management company, where he was responsible for all field sales operations. From April 2007 to January 2010, Mr. Culine was Senior Vice President of Sales for Mimosa Systems, Inc., an enterprise content archiving company which was acquired by Iron Mountain in January 2010. At Mimosa Systems, Mr. Culine was responsible for all sales operations. From February 2005 to April 2007, Mr. Culine was the Senior Vice President of Worldwide Field Operations at Mirapoint Software, an email server appliance company. Prior to that, Mr. Culine held other sales and sales management positions at several other high-tech companies.

Barbara M. Nelson has served as our Senior Vice President and Chief Technology Officer since April 2012 and served as our Chief Technology Officer since 2008. Ms. Nelson joined iPass in 2002, and has held a variety of roles including Client Architect, Vice President, Information Systems and Vice President, Engineering. Prior to her employment at iPass, Ms. Nelson held a number of engineering and engineering management positions at Extricity, General Magic and Retix. Ms. Nelson holds a bachelor’s degree with honors in computer science from University College Dublin, Ireland.

William P. Garvey has served as our Vice President, General Counsel and Secretary since June 2009. From April 2008 to April 2009, Mr. Garvey was Vice President, General Counsel and Secretary of ShoreTel, Inc. a publicly-traded provider of Internet Protocol unified communications systems for enterprises, where he was responsible for all company legal matters. From January 2005 to September 2007, Mr. Garvey served as General Counsel, Vice President of Corporate Development, and Secretary of Rackable Systems, Inc. (now Silicon Graphics International Corp.), a publicly-traded computer server manufacturer, where he held overall responsibility for all legal matters and assisted Rackable in completing its initial public offering. From September 1997 to December 2004, Mr. Garvey served as General Counsel, Vice President of Corporate Development and Secretary of Actuate Corporation, a publicly-traded software company and assisted Actuate in completing its initial public offering. Mr. Garvey holds a B.S. in applied sciences and engineering from the United States Military Academy and a J.D. from Stanford Law School.

Darin R. Vickery has served as our Vice President and Corporate Controller since August 2012. From August 2010 to August 2012, Mr. Vickery was our Director of Accounting Operations. From September 2009 to August 2010, Mr. Vickery was an accounting and auditing consultant to iPass. From 2000 to September 2009, Mr. Vickery was an independent consultant providing accounting, auditing, and financial consulting services to a number of public companies in Silicon Valley, including providing outsourced internal audit oversight, internal control design and implementation, interim accounting operations management, and SEC reporting support. From 1989 to 1999, Mr. Vickery was with PricewaterhouseCoopers LLC in its auditing and consulting practice areas. Mr. Vickery is a certified public accountant (current status inactive) and holds a B.A. in economics from the University of Colorado and an M.B.A. in finance from the University of Texas.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2013, except as otherwise specified in the footnotes to the table, by: (a) each director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table presented later in this proxy statement; (c) all current executive officers and directors of iPass as a group; and (d) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise provided, the stockholder referenced has sole voting and investment power with respect to the outstanding shares listed. All percentages in this table are based on a total of 63,252,264 shares of common stock outstanding on March 31, 2013.

Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options Exercisable Within 60 Days of March 31, 2013	Beneficially Owned (Including the Number of Shares Shown in the Column to the left)
		Shares	Percent
Evan L. Kaplan	934,534	1,125,268	1.8%
Christophe J. Culine	265,833	297,388	*
Barbara M. Nelson	323,192	419,977	*
William P. Garvey	283,307	318,714	*
Darin R. Vickery	18,541	18,541	*
John D. Beletic(1)	379,623	487,684	*
Peter C. Clapman	136,785	196,785	*
Gary A. Griffiths(2)	109,355	213,355	*
Robert J. Majteles	109,355	326,252	*
Samuel L. Schwerin(3)	90,480	7,045,935	11.1%
Kenneth H. Traub	109,355	239,655	*
Entities affiliated with Millennium Technology Value Partners, L.P.(4)	—	6,925,455	10.9%
Invicta Capital Management, LLC and Gregory A. Weaver(5)	—	4,779,126	7.6%
Steven H. Gatoff(6)	26,229	91,935	*
All current directors and executive officers as a group (11 persons)	2,760,360	10,689,554	16.2%

*	Less than one percent (1%).
(1)	Includes 54,000 shares held in the John and Anne Beletic Partnership Trust and 12,000 shares held in Drexel Investments Ltd.
(2)	Includes 5,000 shares held in the Belle Griffiths Inherited IRA, 5,000 shares held in the Belle Griffiths IRA, 5,000 shares held in the Gary Griffiths SEP IRA, 5,000 shares held in the Gary Griffiths IRA, 15,000 shares held in the Griffiths Family Trust and 34,000 shares held in a custodial account for Gary and Ryan Griffiths.
(3)	Includes 6,925,455 shares held by funds affiliated with Millennium Technology Value Partners Management, L.P. (“Millennium Management”). Mr. Schwerin is the managing member of Millennium TVP (GP), LLC (“Millennium TVP”), which is the general partner of Millennium Management. Mr. Schwerin disclaims beneficial ownership of the shares held by Millennium Management and its affiliated entities except to the extent of his pecuniary interest therein. Mr. Schwerin’s address is the same as Millennium Management’s address, as set forth in footnote 4 below.
(4)

Millennium Technology Value Partners, L.P. (“Millennium LP”) has sole voting and dispositive power over 3,428,815 shares. Millennium Technology Value Partners (RCM), L.P. (“Millennium RCM”) has sole voting and dispositive power over 3,496,640 shares. Millennium Management is the general partner of Millennium LP and Millennium RCM. Millennium TVP is the general partner of Millennium Management and Mr. Schwerin is the managing member of Millennium TVP. Each of the entities affiliated with Millennium Management specifically disclaims beneficial ownership of the securities it does not directly own. The address for each of the entities affiliated with Millennium Management is 32 Avenue of the

Americas, 17th Floor, New York, NY 10013. The data regarding the stock ownership of the entities affiliated with Millennium Management is as of May 26, 2010, from the Schedule 13D/A filed by such persons on June 7, 2010.
(5)

Invicta Capital Management, LLC (“ICM”) and Gregory A. Weaver have shared voting and dispositive power over such shares. Mr. Weaver is the president of ICM and may be deemed to have beneficial ownership of the shares. The address for ICM and Mr. Weaver is 60 East 42nd St., New York, NY 10165. The data regarding the stock ownership of ICM and Mr. Weaver is as of December 31, 2012, from the Schedule 13G/A filed by such persons on February 14, 2013.

(6)	Mr. Gatoff’s employment with iPass ended on February 22, 2013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires iPass’ directors and executive officers, and persons who own more than ten percent of a registered class of iPass’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of iPass. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish iPass with copies of all Section 16(a) forms they file.

To iPass’ knowledge, based solely on a review of the copies of such reports furnished to iPass, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information with respect to securities authorized for issuance under equity compensation plans as of the end of the most recently completed fiscal year is aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(1) (c)
Equity compensation plans approved by stockholders	8,288,528	$1.85	23,902,922
Equity compensation plans not approved by stockholders	—	—	—

Total	8,288,528	$1.85	23,902,922

(1)	Consists of (i) 20,221,637 shares available for future issuance under the 2003 Equity Incentive Plan, and (ii) 3,681,285 shares available for future issuance under the Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION OF DIRECTORS

The following table shows for the fiscal year ended December 31, 2012, certain information with respect to the compensation of all our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Total ($)
John D. Beletic	$71,000	$23,400	$28,974	$123,374
Peter C. Clapman	$74,000	$23,400	$28,974	$126,374
Gary A. Griffiths	$76,000	$23,400	$28,974	$128,374
Robert J. Majteles	$54,000	$23,400	$28,974	$106,374
Samuel L. Schwerin	$49,000	$23,400	$28,974	$101,374
Allan R. Spies(4)	$17,500	$—	$—	$17,500
Kenneth H. Traub	$50,000	$23,400	$28,974	$102,374

(1)	This column reflects annual director and chairman of the Board of Directors retainer fees, annual committee and committee chairman retainer fees, Board of Directors’ meeting fees, and committee meeting fees.
(2)	The dollar amount in this column represents the aggregate grant date fair value computed in accordance with FASB Accounting Standard Codification (“ASC”) Topic 718 – Stock Compensation for stock awards granted in 2012. Assumptions used in the calculation of these amounts are included in note 9 to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K.
(3)	At December 31, 2012, the following directors held stock options and unvested shares of restricted stock as follows:

Name	Number of Shares Underlying Options	Number of Shares of Restricted Stock
Mr. Beletic	434,064	10,000
Mr. Clapman	166,785	10,000
Mr. Griffiths	139,355	10,000
Mr. Majteles	139,355	10,000
Mr. Schwerin	120,480	13,333
Mr. Spies(4)	181,785	—
Mr. Traub	139,355	10,000

(4)	Mr. Spies served on the Board of Directors until June 5, 2012.

The table below sets forth the options and stock awards that were issued in 2012 to our non-employee directors.

Name	Grant Date	Number of Shares of Stock (#)(1)	Number of Shares Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Mr. Beletic	6/5/2012	5,000			$11,700
	6/5/2012	5,000			$11,700
	6/5/2012		15,000	$2.48	$14,487
	6/5/2012		15,000	$2.48	$14,487

Mr. Clapman	6/5/2012	5,000			$11,700
	6/5/2012	5,000			$11,700
	6/5/2012		15,000	$2.48	$14,487
	6/5/2012		15,000	$2.48	$14,487

Mr. Griffiths	6/5/2012	5,000			$11,700
	6/5/2012	5,000			$11,700
	6/5/2012		15,000	$2.48	$14,487
	6/5/2012		15,000	$2.48	$14,487

Mr. Majteles	6/5/2012	5,000			$11,700
	6/5/2012	5,000			$11,700
	6/5/2012		15,000	$2.48	$14,487
	6/5/2012		15,000	$2.48	$14,487

Mr. Schwerin	6/5/2012	5,000			$11,700
	6/5/2012	5,000			$11,700
	6/5/2012		15,000	$2.48	$14,487
	6/5/2012		15,000	$2.48	$14,487

Mr. Traub	6/5/2012	5,000			$11,700
	6/5/2012	5,000			$11,700
	6/5/2012		15,000	$2.48	$14,487
	6/5/2012		15,000	$2.48	$14,487

(1)	Shares vest upon the earlier of one year from the date of grant or the date of the 2013 annual meeting of stockholders.
(2)	These amounts have been calculated in accordance with FASB ASC Topic 718 using the Black-Scholes pricing model for the grants of options.

The members of our Board of Directors who are not employees of iPass are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors’ or committee meetings. The table below sets forth the cash compensation arrangements for our non-employee directors for services as a non-employee director:

Annual cash retainer	$20,000
Chairman of the Board annual retainer	$20,000
Committee annual retainer	$5,000
Audit committee chairman annual retainer	$10,000
Compensation committee chairman annual retainer	$5,000
Corporate Governance and Nominating committee chairman annual retainer	$5,000
Per meeting board meeting fees	$1,000
Per meeting committee meeting fees	$1,000

Under the terms of the iPass Inc. 2003 Non-Employee Directors Plan, as amended, or the Directors Plan, we grant stock options and restricted stock to our non-employee directors as follows:

•	grants of stock options of 30,000 shares for initial grants, and 15,000 shares for annual grants, and

•	restricted stock awards of 10,000 shares for initial grants and 5,000 shares for annual grants.

Options granted under the Directors Plan vest as follows: (a) with respect to options that are awarded pursuant to initial grants, the 30,000 shares will vest with respect to 10,000 shares on the first anniversary of the date of grant, and thereafter in equal monthly installments over 24 months, and (b) with respect to options that are awarded pursuant to annual grants, the 15,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date of grant. Options granted under the Directors Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows iPass to repurchase unvested shares if the participant’s service terminates before vesting. All outstanding options under the Directors Plan are early exercisable.

Shares of stock acquired under a restricted stock award are subject to forfeiture in favor of iPass in accordance with the following vesting schedule: (a) with respect to restricted stock awards that are awarded pursuant to initial grants, one third of the 10,000 shares will vest on each of the first, second and third anniversaries of the date of grant, and (b) with respect to restricted stock awards that are awarded pursuant to annual grants, the 5,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.

In addition, at each annual meeting, we will make additional annual grants, from our 2003 Equity Incentive Plan, of stock options and restricted stock to our non-employee directors as follows:

•	grant of a stock option of 15,000 shares, and

•	restricted stock award of 5,000 shares.

The options will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date of grant. Shares of stock acquired under a restricted stock award are subject to forfeiture in favor of iPass in accordance with the following vesting schedule: such shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.

COMPENSATION DISCUSSION AND ANALYSIS

Business Overview and Strategy

We provide global enterprises and telecommunications carriers with cloud-based mobility management and Wi-Fi connectivity services. Through our proprietary technology platform and global Wi-Fi network, we offer enterprises cross-device, cross-network Internet connectivity services along with cost control, reporting and policy compliance management tools. Based on this same technology platform and our global authentication and settlements infrastructure, we also offer global telecommunications carriers Wi-Fi enablement services allowing them to monetize their Wi-Fi networks and enable data roaming solutions for their subscribers.

Our compensation structure is designed to support our business strategy by providing incentives to executives to successfully execute the business strategy and to operate the business in a financially efficient manner, while retaining and motivating our executive talent. In 2012, we delivered on a number of key business initiatives, including growth in the number of users of our Open Mobile platform, increased Open Mobile-driven revenue and signing of contracts with a significant number of carrier partners for use of our Open Mobile Exchange services.

Executive Compensation Philosophy, Principles and Policies

We compete for executive talent in the Silicon Valley which is among the most volatile and fast-moving labor markets in the world. In order to attract, motivate, and retain key executive officers with the ability to drive our success, the Compensation Committee (the “Committee”) has established our compensation program to be competitive with that of other companies with which we compete for talent, and provide our executives incentives to drive stockholder value over the long-term. As a result, the Committee has established the following principles and policies to guide the design and operation of our executive compensation program:

•	Compensation programs must enable us to attract and retain talent from the internet software and services industry and technology industries in general;

•	Incentive awards will be based on both financial results and strategic goals that support our long-term business objectives;

•	Incentive programs must motivate desired behaviors and reward executive officers based on results, not effort; and

•	The compensation strategy should be straightforward and easy to understand to facilitate clear communication of expectations to executive officers and stockholders.

The Committee reviews these principles and policies periodically to ensure continued alignment with our business strategy. In addition, the Committee considers relevant business and external factors in determining how to implement these principles and policies from year-to-year.

Key 2012 Compensation Decisions

In 2012, the Committee made the following key decisions regarding the compensation program for executive officers:

•

Effective January 1, 2012, increased Mr. Kaplan’s annual base salary from $350,000 to $450,000 and decreased his target annual bonus from $350,000 to $300,000 in order to encourage the retention of Mr. Kaplan and to recognize his continued strong leadership of the company;

•

In connection with Ms. Nelson’s promotion to Senior Vice President and Chief Technology Officer effective April 27, 2012, increased Ms. Nelson’s annual base salary from $210,000 to $225,000 and annual target bonus from $80,000 to $100,000;

•	Kept annual base salary and target bonus unchanged for all named executive officers other than Mr. Kaplan and Ms. Nelson;

•	Revised the Executive Management Bonus Plan to incentivize and reward management for adding revenue generating Open Mobile Exchange platform carrier partners; and

•	Granted executives equity that consisted primarily of restricted stock awards to provide retention to executives to stay with iPass during a continued period of organizational transition.

The Role of Stockholder Say-on-Pay Votes

At our 2012 annual meeting of stockholders, we provided our stockholders with the opportunity to cast an advisory vote on our executive compensation. The company’s stockholders approved 2011 compensation of our named executive officers with 96.6% of the shares present and entitled to vote at the meeting voting “for” approval. The Committee viewed this approval as an endorsement of our compensation policies and practices and has continued to conduct itself consistent with past practice. Although the stockholder vote is non-binding, the Committee will consider the outcome of future votes when making future compensation decisions for our executive officers.

Market Positioning Philosophy

In general, the Committee targets the 50th percentile, defined as the middle point of relevant peer group and survey market data (the median), for each element of compensation and with respect to total compensation. The Committee has determined this is an appropriate target market position as it has generally allowed us to attract and retain the level of executive talent we believe will improve operational performance and stockholder value. The Committee in certain circumstances establishes compensation above the market median of the peer group based on an executive officer’s experience and proficiency and our desire to attract or retain the executive officer, as is with the case with the base salary of Mr. Kaplan, our Chief Executive Officer, as discussed below. The positioning of each element of compensation may also vary based on broader considerations, such as the desired pay mix for certain roles, or the impact of compensation decisions on accounting expense or stockholder dilution.

The Committee determines peer group formation with assistance from an external consultant retained by the Committee. The Committee selects peer companies primarily based on industry similarity and company size, which is measured by revenue and enterprise value. The Committee considers company size as a proxy for executive job complexity. The Committee also uses industry criteria to produce a set of peer companies that represent a sampling of executive labor for which we compete. The Committee chose the peer group based on the following criteria: Public companies located in the U.S. in the software and services industry with revenue below $300 million, market capitalization below $700 million and approximately 100 to 2,000 employees. The peer group used for making 2012 compensation decisions comprised the same twenty-two companies used for benchmarking purposes the prior year:

Actuate Corporation	Comverge Inc.	CSP Inc.	Demandtec Inc.	Dot Hill Systems Inc.
DSP Group Inc.	Epiq Systems Inc.	Falconstor Software Inc.	Kenexa Corporation	Key Tronic Corporation
Liveperson Inc.	LoopNet Inc.	Marchex Inc.	Monotype Imaging Hldg.	Navisite Inc.
Nortech Systems Inc.	Openwave Systems Inc.	Sigmatron International	SMTC Corporation	Vocus Inc.
XO Group*	Pericom Semiconductor Corporation

*	Previously Knot Inc.

The compensation program is designed to provide downside risk and upside potential aligned with performance. Below target cash compensation is earned if performance goals are not achieved. Above target incentive cash compensation may be earned when annual performance objectives are exceeded.

To ensure alignment of executive compensation with the above internal objectives and external market practice, the Committee conducts a regular assessment of executive compensation versus the market with assistance from an external consultant. This assessment typically includes an evaluation of base salary, annual incentive opportunities, and long-term incentives against the compensation practices of the peer group of companies described above. For select executives, the Committee also analyzed compensation practices from the broader industry through published survey compensation data. Published survey data analyzed consisted of U.S. technology companies with revenue between $100 million and $300 million. The peer group data provides highly specific data on executive officer compensation for all elements of pay, whereas the broader industry published survey data provides market information on a job-by-job basis. The Committee takes the market assessment into consideration, in concert with other factors, when making decisions regarding executive compensation design and specific actions. For decisions regarding 2012 compensation, the Committee relied on the results of an assessment provided by Barney & Barney LLC in October 2011.

Role of Chief Executive Officer and Management in Compensation

As President and Chief Executive Officer, Mr. Kaplan, in consultation with the Vice President of Worldwide Human Resources & Administration, provided the Committee with the following:

•	Input on the individual performance of executive officers;

•	Input and advice on hiring and succession planning considerations;

•	Recommendations on the design, structure and opportunities associated with quarterly incentive and long-term equity incentive compensation;

•	Information on recruiting and hiring trends and key employment statistics; and

•	Other information as requested by the Committee.

The Chief Executive Officer, Vice President of Worldwide Human Resources & Administration, Chief Financial Officer and General Counsel typically attend Committee meetings. However, at each in-person meeting the Committee generally holds an executive session without management present. In addition, Mr. Kaplan was not present during the deliberations or voting with regard to his own individual compensation package.

Compensation Consultant

The Committee retained Barney & Barney LLC to advise the Committee with its responsibilities related to the company’s executive compensation programs. In fiscal 2012, Barney & Barney provided the Committee with the following services:

•	Assisted the Committee in selecting the peer companies to be used in the 2013 executive compensation evaluation;

•

Conducted an assessment of base salary, target annual incentives, target total cash compensation, long-term incentives, retention incentives, and equity ownership for the top executive management positions relative to market data with the goal of establishing executive compensation programs that align the interests of executive management, iPass and our stockholders.

Barney & Barney reports directly to the Committee Chairman. During 2012, the Committee reviewed the six independence factors required by the Dodd-Frank Act and determined that no conflict of interest exists. Because Barney & Barney does not perform any other services for iPass and had no existing relationships with Committee members or iPass that would impact its independence, the Committee concluded that the advice it received from Barney & Barney was objective.

Compensation and Benefits Elements

The Committee uses four core compensation and benefits elements to provide a competitive overall compensation and benefits package to executive officers that is tied to creating stockholder value and supporting the execution of our business strategies, as follows:

Compensation Elements and Benefits	Description and Key Objectives
Base Salary	Fixed pay intended to directly compensate executives for the time and service they provide in their respective roles

Quarterly Cash Incentives	Variable pay component intended to reward executives for the achievement of our short-term objectives

Long-term Equity Incentives (which has historically included Stock Options, Restricted Stock and Performance Share Awards)	Variable compensation intended to retain, motivate and reward executives for the achievement of our long-term objectives, including the creation of stockholder value

401(k) and other benefits also provided to the broader employee population	Benefit programs that are intended to provide executives with competitive retirement savings and health and welfare protections

The Committee determines the target value of each compensation element primarily based on data collected during the competitive market assessment. In addition to reviewing competitive market values, the Committee considers other factors in managing target compensation levels each year, including the impact of equity grants on dilution, the accounting costs associated with equity award vehicles, the tax implications of various compensation elements for iPass and our executives, and iPass’ cash flow requirements.

In sum, the Committee establishes the total compensation package with the intent to provide a competitive level of compensation and benefits to executives, while placing an increasing emphasis on variable pay for performance at more senior levels in the organization, as more senior executives are more likely to be able to impact company performance. The emphasis on long-term compensation versus short-term compensation (and the emphasis on equity rewards versus cash compensation), also increase at more senior levels. The specific purpose and mechanics of each compensation element is described in more detail below.

The Committee also takes into consideration factors specific to the individual executive officer, such as individual performance, past compensation, role of executive in executing our strategic plans and relative positioning to other executives within iPass when taking specific actions relating to compensation. For example, the Committee considers historical compensation outcomes (such as expected gain on unvested equity awards) in determining the level and timing of annual equity awards. The Committee reviews and considers each component for each executive officer before making compensation decisions.

Currently, we do not offer our executive officers any perquisites or supplemental retirement benefits.

Base Salary

We provide salaries to executive officers as compensation for defined job responsibilities and services to iPass. The Committee bases annual salary determinations on competitive assessment, experience and proficiency in the role, the need to retain key talent and individual and company performance.

The Committee reviews executive base salaries annually based on the results of the annual market assessment and target competitive positioning (market median). Other factors taken into consideration in making base pay adjustments include individual performance and changes to role or responsibilities.

In 2012, the Committee increased Mr. Kaplan’s annual base salary from $350,000 to $450,000 in order to enhance retention and to recognize his continued strong leadership of the company. This increase in base salary was partially offset with a $50,000 decrease in target bonus, as described below. The Committee increased Ms. Nelson’s annual base salary from $210,000 to $225,000 in connection with her promotion to Senior Vice President and Chief Technology Officer. The Committee determined that no other changes to base salary were necessary as salaries remained within a competitive range of market median.

Based on the analysis of market compensation conducted by Barney and Barney, 2012 salary levels for Mr. Garvey, Mr. Culine and Ms. Nelson were from 3% to 16% below the market 50th percentile for similar positions among similar companies, while Mr. Kaplan’s base salary was positioned 21% above market median and Mr. Gatoff’s base salary was positioned 5% above the market median.

Quarterly Cash Incentives

The Committee pays cash bonuses as an incentive to executive officers to focus on achieving near term operational and financial objectives that are important to the longer-term success of the business. The Committee has determined that quarterly cash incentives are appropriate for the organization given the rapidly changing business environment in which iPass operates. The Committee sets goals at the beginning of the fiscal year and reviews and approves payouts quarterly.

The Committee selected performance metrics and established target goals for each metric in alignment with iPass’ business strategy and to reflect realistic expectations for the business during a continued period of transition. The intention of the incentive program is to motivate executives during this critical time and to provide a bridge to future value creation. Consequently, the Committee expected that goals would be achieved at or near the target 100% level if iPass performed in accordance with our operating plan. In the event the target goal was met, the target bonus was paid out at 100% of that component of the bonus. The Committee also established lower and upper boundaries for most corporate objectives, as described below.

Target Award Amounts: The Committee determines target annual bonus amounts for each executive officer at the beginning of the plan year. The Committee considered bonus opportunities relative to peers, the desired mix between fixed and variable compensation, and the resulting target total cash compensation (annual base salary plus bonus annual target bonus) relative to peers. Mr. Kaplan’s target annual bonus amount of $300,000 reflects a reduction of $50,000 relative to the prior year to partially offset the increase in his base salary, and Ms. Nelson’s annual bonus amount of $100,000 reflects an increase of $20,000 following her promotion to Senior Vice President and Chief Technology Officer on April 12, 2012. Target annual bonus amounts for the other named executive officers remained the same as 2011. Target annual bonus amounts for each named executive officer, in dollars and as a percent of base salary, are summarized in the table below:

Executive	2012 Target Bonus (% of Base Salary)	2012 Target Bonus (Dollars)
Evan L. Kaplan	66%	$300,000
Steven H. Gatoff	38%	$115,000
William P. Garvey	42%	$100,000
Christophe J. Culine	100%	$250,000
Barbara M. Nelson	44%	$100,000

While the Committee generally targets the market 50th percentile for each element of compensation, actual target bonus amounts reflect numerous factors as described above. Based on the analysis of market compensation conducted by Barney & Barney, the target bonus opportunities (as a percent of base salary) for Mr. Kaplan and Mr. Gatoff were 35% and 12% below the market 50th percentile, respectively, which reflects their relatively higher base salaries relative to comparable roles at comparable companies. Mr. Culine’s target bonus opportunity approximated the market 75th percentile, reflecting the Committee’s desire to place more emphasis on variable pay given his responsibility for leading sales. The target bonus opportunities for Mr. Garvey and Ms. Nelson were within four percentage points of the market median.

Performance Measures and Weightings: The Committee chose the metrics used to evaluate executive performance to motivate executives to achieve our near-term operational and financial objectives. The Chief Executive Officer’s bonus was linked entirely to corporate performance results under the 2012 Executive Management Bonus Plan for all four quarters. For Mr. Gatoff, Mr. Garvey, and Ms. Nelson, bonuses were based 80% on the corporate performance results under 2012 Executive Management Bonus Plan and the remaining 20% on individual quarterly objectives. Mr. Culine’s bonus was based 20% on the corporate performance results and 80% on achievement against sales goals established as part of the Open Mobile Enterprise executive sales compensation plan.

The Committee established the metrics to emphasize the achievement of key operational and financial objectives for our enterprise mobility business and iPass as a whole. The specific weightings and definition of each metric, as well as the rationale the Committee used for selecting each metric, is described below.

2012 Executive Management Bonus Plan Performance Metrics, Weighting and Award Calculation

Metrics and Weightings: The 2012 Executive Management Bonus Plan (also referred to as the “2012 Corporate Compensation Plan”) was approved by the Committee in February 2012. The plan comprised four metrics, defined and weighted as follows:

Metric	Weighting	Definition	Rationale
Open Mobile Enterprise (OM|E) Monetized Users, Active	50%	The number of additional active monetized OM|E platform users added in a given quarter, as calculated based upon user count for the last month of the quarter, consistent with how the company calculates and reports OM|E monetized users in its public filings.	Measures traction and momentum of adoption of the Open Mobile platform by enterprise customers.

Open Mobile Exchange (OM|X) Revenue-Generating Partners	10%	The number of new OM|X product revenue-generating carrier partners added in a given quarter. Qualifying partners must be of a size and reach whereby they have at least 1 million subscribers.	Measures success in securing strategically significant relationships critical to executing the OM|X business strategy.

Open Mobile Exchange (OM|X) Revenue	15%	OM|X revenue consistent with how the company calculates and reports revenue in its public filings.	Measures ability to monetize OM|X platform users.

Adjusted EBITDA	25%	Adjusted EBITDA, as reported by iPass in our quarterly earnings reports, and as further adjusted to remove the impact of foreign exchange gains and/or losses and, as applicable, adjusted for the pro forma impact of one-time transactions and for any positive variance on amounts reserved to pay sales taxes.	Measures operating profitability.

The Committee established the relative weightings of the performance metrics based on its subjective assessment of the importance of each metric to achieving our overall business objectives.

Performance Targets and Payout Calculation: The Committee sets quarterly and annual incentive plan goals in alignment with our near-term financial and strategic objectives. The Committee set target performance goals for 2012 at levels that were challenging, but realistic to achieve assuming strong performance relative to the company’s operating plan.

The table below shows the 2012 annual performance targets and upper limit for each metric, as well as the payout to be earned (as a percent of target bonus) for achieving the corresponding performance level. Aggregate quarterly payouts were capped at 100% each quarter.

	Target Performance Level		Upper Performance Level
	2012 Full-Year Goal	Payout Earned (% target)	2012 Full-Year Goal	Payout Earned (% target)
#OM|E Monetized Users	335,000	100%	420,000	150%
#OM|X Revenue-Generating Partners	6	100%	12	150%
OM|X Revenue	$2.85 Million	100%	$5.8 Million	200%
Adjusted EBITDA	$1.0 Million	100%	$3.0 Million	150%

Quarterly target performance goals were also established for the #OM|E Monetized Users and Adjusted EBITA metrics. In addition, a lower boundary was established for these two metrics at which 70% of the target bonus for the metric would be earned and below which no bonus for the metric would be earned for the quarter.

The maximum quarterly payout for #OM|E Monetized Users and Adjusted EBITDA was limited to 100% each quarter; however, with the close of Q4 2012, performance that exceeded annual targets was paid out on a straight-line interpolated basis between the Target and Upper Performance Level.

For the #OM|X Revenue-Generating Partners and #OM|X Revenue metrics, quarterly performance was measured as achievement against the prorated annual target, with no lower boundary or upper limit applied on a quarterly basis (except to the extent that the aggregate quarterly payout was capped at 100% of target). With the close of Q4 2012, the final payout for #OM|X Revenue-Generating Partners was adjusted downward to reflect a clawback of quarterly payouts that exceeded interpolated over-performance against the annual goals.

2012 quarterly and annual performance goals for each metric at the threshold, target and upper performance levels, as well as the actual results are set forth in the table below.

	Threshold(1)	Target(1)	Upper(1)	Actual(1)	Payout(2,3)
Quarter 1
# OM|E Monetized Users, Active	+28,000	+40,000	—	+81,057	100%
# OM|X Revenue-Generating Partners	—	1.5	—	2	133%
OM|X Revenue	—	$712.5	—	$135	19%
Adjusted EBITDA	($600)	($400)	—	$63	100%
Total Corporate Payout Q1					91%

Quarter 2
# OM|E Monetized Users, Active	+38,500	+55,000	—	+76,656	100%
# OM|X Revenue-Generating Partners	—	1.5	—	4	267%
OM|X Revenue	—	$712.5	—	$166	23%
Adjusted EBITDA	($300)	($100)	—	$420	100%
Total Corporate Payout Q2					100%

Quarter 3
# OM|E Monetized Users, Active	+59,500	+85,000	—	+80,898	95%
# OM|X Revenue-Generating Partners	—	1.5	—	3	200%
OM|X Revenue	—	$712.5	—	$200	28%
Adjusted EBITDA	($100)	$100	—	$757	100%
Total Corporate Payout Q3					97%

Quarter 4 (4)
# OM|E Monetized Users, Active	+70,547	+100,782	—	+88,576	214%
# OM|X Revenue-Generating Partners	—	1.5	—	1	(67%)
OM|X Revenue	—	$712.5	—	$284	40%
Adjusted EBITDA	$1,000	$1,400	—	($16)	122%
Total Corporate Payout Q4 + Adjustment for Annual Achievement					137%

2012 Year End Summary
# OM|E Monetized Users, Active	234,500	335,000	420,000	381,405	127%
# OM|X Revenue-Generating Partners	—	6	12	10	133%
OM|X Revenue	—	$2,850	$5,800	$785	28%
Adjusted EBITDA	—	$1,000	$3,000	$1,224	106%
Total Corporate Payout 2012					106%

1	Dollar amounts are in thousands.
2	Quarterly payouts for #OM|E Monetized Users and Adjusted EBITDA, and the aggregate quarterly payout (inclusive of all metrics), are capped at 100% of Target.
3	The quarterly payouts for #OM|X Revenue-Generating Partners and OM|X Revenue are based on quarterly results against the annual target; prorated targets are shown.
4	Payouts in Q4 reflect adjustments that recognize annual performance against the full-year goals for #OM|E Monetized Users, #OM|X Revenue-Generating Partners and Adjusted EBITDA.

The individual quarterly goals established for Mr. Gatoff, Mr. Garvey and Ms. Nelson focused on key strategic and operational priorities in each executive’s area of responsibility and included specific objectives focused on increasing Open Mobile adoption and use, enhancing sales and finance management tools and certain product and technology enhancements to our service offerings. Individual goals for these executive officers were established collaboratively by the Committee in consultation with the Chief Executive Officer in support of the quarterly and annual business goals set by the Chief Executive Officer for the company and approved by the Board of Directors.

The aggregate bonus amount earned by the Chief Executive Officer was 106% of his annual target. Including the individual component for Mr. Gatoff, Mr. Garvey and Ms. Nelson, the aggregate bonus amount earned by each executive ranged from 103% to 105% of their annual target. The aggregate amount earned by Mr. Culine was 77% of his annual target, due to below target achievement of sales goals established under the Open Mobile Enterprise executive sales compensation plan. The dollar amounts of the actual awards are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table following this Compensation Discussion and Analysis, which amounts were paid in accordance with the performance under the 2012 Executive Management Bonus Plan. The Committee believes that bonus awards achieved by executives were reasonable in light of overall corporate results.

Long-Term Equity Incentives (“LTEI”)

To ensure a strong link to the long-term interests of stockholders, the Committee places significant emphasis on long-term equity incentives. The Committee generally targets delivering LTEI with a fair market value on the date of grant aligned with the 50th percentile of the market, with the understanding that above target value will be realized only if stockholder value is created. However, no specific formula is used to set grants, and in 2012 the Committee did not compare the fair market value of awards to market award values as this approach would have resulted in higher LTEI levels than the Committee deemed appropriate. Instead the Committee relied primarily on an assessment of the potential realizable value of LTEI under various stock price scenarios to set LTEI levels for executive officers. The Committee also considered the grant history and expected future contributions of individual executives, as well as the aggregate impact of LTEI awards on stockholder dilution. The Committee believes that the 2012 LTEI awards provide meaningful retention value and competitive opportunities for executives to share in the creation of stockholder value.

The Committee generally grants annual equity awards at the first quarterly Committee meeting of the year, unless otherwise specified by our Board of Directors or the Committee. The Committee grants all stock option grants to named executive officers with an exercise price equal to the fair market value of the underlying stock on the last market trading day prior to the day of grant. The Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.

For 2012, the Committee granted time-vested restricted stock awards (“RSAs”) to our named executive officers. The Committee made this decision because the value of unvested equity held by executives was very low and the Committee determined that RSAs would provide greater retention value than other equity arrangements.

The vesting schedules were set by taking into consideration the vesting patterns of unvested equity grants held by the executives at the time of grant, as well as individual retention risk as evaluated by the Committee. The RSAs vest as follows:

•	Mr. Kaplan’s RSA award vested one third on June 30, 2012, and will continue to vest in equal installments on June 30, 2013, and June 30, 2014;

•	RSA awards for all other named executive officers vested 50% on February 6, 2013, and the remaining 50% will vest on February 6, 2014.

The Committee intends to maintain an equity burn rate during 2013 and over the next two fiscal years of less than or equal to iPass’ industry mean, plus one standard deviation, as calculated by the Institutional Shareholder Services.

Other Benefits

We offer additional benefits designed to be competitive with overall market practices, and to attract and retain the talent we need. All salaried employees are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time off and paid holidays.

Clawback of Compensation Paid to Executives

Effective with the publishing of the relevant Securities and Exchange Commission regulations, the Committee intends to develop and implement a policy regarding the recovery, or “clawback,” of any excess incentive compensation paid to executives based on an accounting restatement due to material noncompliance with any financial reporting requirements.

Employment, Severance, and Change-in-Control Agreements

We provide severance benefits to our executive officers in the event of a termination without cause as a competitive benefit to recruit and retain qualified executives. These severance benefits include a lump sum cash payment based on the executive officer’s annual base salary plus an amount equal to one quarter of the annual target bonus and continued health benefits coverage for a period of time.

We also provide benefits in the event that an executive officer’s employment is involuntarily terminated following a corporate change-in-control. These benefits are triggered only to the extent that a qualifying change-in-control takes place, coupled with another qualifying event such as the executive is terminated without cause or constructively terminated (otherwise known as a “double-trigger”). The purpose of these benefits is to promote management continuity and cooperation during a potential transaction that is being pursued by the Board of Directors to maximize stockholder value (such as a merger with or acquisition by another company), despite the fact that such a transaction may jeopardize the future employment of our executives. These change-in-control benefits include a lump sum cash payment based on the executive officer’s annual salary and annual bonus target, continued health benefits coverage for a period of time, and accelerated vesting of all equity awards in the case of a termination of the executive’s employment with iPass within 18 months of a change in control.

In determining the value, terms and structure of severance and change-in-control benefits, the Committee considered market practice, the value of such benefits to the executives and the aggregate potential cost of such a program assuming actual termination. Additionally, in determining the level of severance benefits the Committee considered our past experience and precedent for providing severance in the event of a company-initiated termination.

In connection with his hire, Mr. Kaplan was guaranteed certain severance benefits if the Board of Directors terminates him without cause or he resigns for good reason, including: (a) a lump sum cash severance payment equal to 12 months of base salary; (b) the prorated portion of the target annual bonus for the year less any payments already made for the year, calculated at the rate at which bonuses were paid earlier in the year (or in the prior year, if the first quarter bonus has not yet been determined); (c) the target bonus for the year multiplied by the rate at which bonuses were earned in the prior four quarters; (d) payment of COBRA premiums for up to 18 months and (e) accelerated vesting of the time-based component of any equity awards for 12 months and extended exercisability of option grants for up to 9 months. In addition, upon the close of a corporate transaction, vesting conditions of outstanding equity grants, whether determined by the passage of time or in reference to performance targets, shall be deemed satisfied. Further, under the scenario of a termination of his employment in connection with a change-in-control, Mr. Kaplan would receive a bonus payment equal to 12 months of his then annual target bonus. In February 2012, the Committee discussed and approved providing Mr. Kaplan with up to a $15,000 reimbursement for accounting and tax advice to be provided in connection with a change in control of iPass, with any such reimbursement to be deemed a taxable benefit.

The full benefits and related terms and conditions are comprehensively explained in the “Supplementary Compensation Policies and Potential Payments Upon Termination or Change-in-Control” sections of this document.

Upon notifying the company of his resignation, iPass entered into a transition agreement with Mr. Gatoff whereby he agreed to continue to perform his assigned job duties through February 22, 2013, and to waive certain potential claims against the company in exchange for the following benefits: (1) a bonus of $28,750, the amount equal to his target bonus for Q1 2013, (2) accelerated vesting of 15,000 shares of restricted stock, and (3) an extended exercise period for vested stock options through November 22, 2013. The Committee entered into this agreement with Mr. Gatoff based on arm’s length negotiation upon determining (with input from the CEO) that an extended transition period between the date of Mr. Gatoff’s resignation and the date of his termination was important to the achievement of certain aspects of our business operating plan.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee of the Board of Directors of iPass Inc. has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and, based upon the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement (and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012).

COMPENSATION COMMITTEE:

Gary A. Griffiths, Chairman

John D. Beletic

Kenneth H. Traub

RISK ASSOCIATED WITH COMPENSATION PLANS

In 2012, the Compensation Committee, in consultation with Barney & Barney, determined that the company’s compensation policies and practices for our employees are not reasonably likely to cause employees to take risks that would have a material adverse effect on the company.

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of iPass under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal years ended December 31, 2012, 2011, and 2010, compensation awarded or paid to, or earned by, our Chief Executive Officer, our former Chief Financial Officer, and our other three most highly compensated executive officers at December 31, 2012 (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Evan L. Kaplan	2012	$450,000	$630,000	(9)	$—	$318,676	$719	(3)	$1,399,395
President and Chief Executive Officer	2011	$350,000	$—		$—	$212,909	$125,960	(4)	$688,869
	2010	$350,000	$228,959	(2)	$254,361	$303,540	$690	(3)	$1,137,550

Steven H. Gatoff	2012	$300,000	$241,500	(8)	$—	$120,353	$450	(3)	$662,303
Senior Vice President and Chief Financial Officer(5)	2011	$276,820	$114,750	(6)	$—	$78,074	$720	(3)	$470,364
	2010	$250,000	$—		$107,484	$92,656	$300	(3)	$450,440

Christophe J. Culine	2012	$250,000	$236,250	(8)	$—	$191,569	$450	(3)	$678,269
Senior Vice President, Worldwide Sales(7)	2011	$114,583	$—		$411,858	$102,083	$360	(3)	$628,884
	2010	$—	$—		$—	$—	$—		$—

William P. Garvey	2012	$236,000	$126,000	(8)	$—	$103,881	$450	(3)	$466,331
Vice President and General Counsel	2011	$236,000	$30,600	(6)	$—	$67,665	$648	(3)	$334,913
	2010	$225,000	$—		$80,613	$92,656	$450	(3)	$398,719

Barbara M. Nelson	2012	$225,000	$168,000	(8)	$—	$96,935	$—		$484,935
Chief Technology Officer	2011	$210,000	$45,900	(6)	$30,990	$53,851	$576	(3)	$341,317
	2010	$200,000	$—		$5,546	$53,567	$—		$259,113

(1)	The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 9 to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K.
(2)	Mr. Kaplan was granted a performance stock award with respect to 500,000 shares in 2008, which is subject to vesting in five installments upon the company achieving specified targets for earnings before interest, tax and amortization. In 2010, Mr. Kaplan was granted 42,329 additional shares related to the performance award as a result of adjustments made to the award for an extraordinary dividend paid to stockholders in 2010. The value of the award, computed in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures, was determined to be $0 as it was determined improbable that the stock award would vest. The value of the awards assuming the highest level of performance conditions will be achieved was $1,148,541. The amount reflected for 2010 is with respect to restricted stock units granted in January 2010 for 200,000 shares, the value of which was computed in accordance with FASB ASC Topic 718. In 2010, Mr. Kaplan was granted an additional 5,948 restricted stock units as a result of adjustments made to the awards granted in 2010 for an extraordinary dividend paid to stockholders in 2010. The amount reflected for 2012 is with respect to restricted stock awards granted in February 2012 for 300,000 shares, the value of which was computed in accordance with FASB ASC Topic 718. The shares subject to the restricted stock award vest in the following manner: 100,000 shares vest on June 30, 2012; 100,000 shares vest on June 30, 2013, and 100,000 shares vest on June 30, 2014.
(3)	Consists of life insurance premiums paid by us.
(4)	For 2011, consists of $125,096 of reimbursed brokerage fees in connection with the sale of a residence and $864 for life insurance premiums paid by us.
(5)	Mr. Gatoff’s employment with iPass ended on February 22, 2013.
(6)	The stock awards granted to Mr. Gatoff, Mr. Garvey and Ms. Nelson in 2011 will vest 100% on February 21, 2015, the fourth anniversary of the grant date, however, vesting will be accelerated in five equal installments upon the company achieving specified targets for active Open Mobile (“OM”) monetized users over the four year period.
(7)	Mr. Culine’s employment started on July 18, 2011.
(8)	The shares subject to the restricted stock award vest in the following manner: 50% of the shares vest on February 6, 2013, with the remaining 50% of the shares vest on February 6, 2014.
(9)	The shares subject to the restricted stock award vest in the following manner: One-third of the shares vest on June 30, 2012; one-third of the shares vest on June 30, 2013, and one-third of the shares vest on June 30, 2014.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning plan-based grants to our named executive officers during fiscal 2012. Stock awards were granted under our 2003 Equity Incentive Plan, and provide for vesting of the underlying common stock set forth below. There were no stock options granted to the named executive officers during the year ended December 31, 2012.

Grants of Plan Based Awards in Fiscal 2012

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Evan L. Kaplan		157,500	300,000	472,500
	02/22/12				300,000	$630,000

Steven H. Gatoff(7)		48,300	115,000	167,900
	02/22/12				115,000	$241,500

Christophe J. Culine		122,250	250,000	478,750
	02/22/12				112,500	$236,250

William P. Garvey		42,000	100,000	146,000
	02/22/12				60,000	$126,000

Barbara M. Nelson		42,000	100,000	146,000
	02/22/12				80,000	$168,000

(1)	Grant date of equity awards.
(2)	There is no lower boundary for the number of OMX revenue generating partners and OMX revenue. The bonus for achieving the lower boundary for OME monetized users and adjusted EBITDA was 70% for each of the four quarters of 2012; no payment was made for performance under the lower boundary. A detailed description of the bonus plan can be found in the “Compensation Discussion and Analysis” section above.
(3)	This column sets forth the aggregate annual target amount of each named executive officer’s quarterly cash bonus award for the year ended December 31, 2012. The actual cash bonus award earned for the year ended December 31, 2012, for each named executive officer is set forth in the 2012 Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2012. The named executive officers’ cash bonus award is based on four corporate performance metrics, comprising the number of OME monetized users, OMX revenue generating partners, OMX revenue, and adjusted EBITDA.
(4)	The bonus for achieving the upper boundary for OME monetized users, OMX revenue, and adjusted EBITDA was 150%. The bonus for achieving the upper boundary for OMX revenue was 200%. A detailed description of the bonus plan can be found in the “Compensation Discussion and Analysis” section above.
(5)	Represent stock awards for shares granted in February 2012.
(6)	Represents the grant date fair value of such award determined in accordance with FASB ASC Topic 718.
(7)	Mr. Gatoff’s employment with iPass ended on February 22, 2013.

See “Compensation Discussion and Analysis” above for a discussion of our compensation philosophies and practices relating to our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2012, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

Outstanding Equity Awards at December 31, 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested $(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Evan L. Kaplan	346,354	128,646	(3)	$1.05	01/28/20	200,000	366,000	753,925	(4)	551,873
	500,000	—	(2)	1.26	11/06/18
	26,162	—	(2)	1.17	11/06/18
	8,547	—	(2)	0.90	11/06/18
	2,778	1,032	(3)	1.17	01/28/20
	670	—	(2)	0.90	11/06/18
	137	—	(2)	1.17	11/06/18
	10	—	(2)	1.17	11/06/18

Steven H. Gatoff	145,833	54,167	(3)	$1.05	01/28/20	115,000	210,450	60,000	(6)	109,800
	175,000	25,000	(5)	1.26	06/22/19
	9,156	1,309	(5)	1.17	06/22/19
	2,990	428	(5)	0.90	06/22/19
	1,169	435	(3)	1.17	01/28/20
	234	34	(5)	0.90	06/22/19
	47	7	(5)	1.17	06/22/19

Christophe J. Culine	205,416	374,584	(7)	$1.72	07/18/21	112,500	205,875

William P. Garvey	109,375	40,625	(3)	1.05	01/28/20	60,000	109,800	16,000	(6)	29,280
	131,250	18,750	(8)	1.26	06/22/19
	6,867	981	(8)	1.17	06/22/19
	2,243	321	(8)	0.90	06/22/19
	877	326	(3)	1.17	01/28/20
	175	26	(8)	0.90	06/22/19
	35	6	(8)	1.17	06/22/19

Barbara M. Nelson	22,916	27,084	(9)	1.53	02/21/21	80,000	146,400	24,000	(6)	43,920
	110,000	10,000	(10)	0.71	04/13/19
	12,150	1,105	(10)	1.17	04/13/19
	7,521	684	(10)	0.90	04/13/19
	2,646	241	(10)	1.17	04/13/19
	310	29	(10)	0.90	04/13/19
	120	11	(10)	1.17	04/13/19
	45,000	—	(2)	4.24	07/29/15
	36,000	—	(2)	4.79	05/11/16
	30,000	—	(2)	3.94	07/29/14
	29,250	—	(2)	3.75	02/08/17
	10,000	—	(2)	5.52	07/07/13

(1)	Amount reflects the number of shares multiplied by the closing price of the company’s common stock on December 31, 2012.
(2)	The shares subject to the option are fully vested and exercisable as of December 31, 2012.
(3)	The shares subject to the option vest in the following manner: 25% of the shares vest on January 28, 2011, and the remaining 75% of the shares vest monthly over the following 36 months

(4)	Mr. Kaplan was granted performance stock awards for a total of 753,925 shares which shall vest in five equal installments upon the company achieving specified targets for earnings before interest, tax and amortization.
(5)	The shares subject to the option vest in the following manner: 25% of the shares vest on June 22, 2010, with the remaining shares vesting in 36 equal monthly installments thereafter.
(6)	The stock awards granted to Mr. Gatoff, Mr. Garvey and Ms. Nelson vest in the following manner: 100% of the shares will vest on February 21, 2015, the fourth anniversary of the grant date; however, vesting will be accelerated in five equal installments upon the company achieving specified targets for active OM monetized users over the four year period.
(7)	The shares subject to the option vest in the following manner: 25% of the shares vest on July 18, 2012, with the remaining shares vesting in 36 equal monthly installments thereafter.
(8)	The shares subject to the option vest in the following manner: 25% of the shares vest on June 1, 2010, with the remaining shares vesting in 36 equal monthly installments thereafter.
(9)	The shares subject to the option vest in the following manner: 25% of the shares vest on February 21, 2012, with the remaining shares vesting in 36 equal monthly installments thereafter.
(10)	The shares subject to the option vest in the following manner: 25% of the shares vest on April 13, 2010, with the remaining shares vesting in 36 equal monthly installments thereafter.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 31, 2012, certain information regarding stock vested during the last fiscal year with respect to the named executive officers. There were no option exercises by the named executive officers in 2012.

Stock Vested in Fiscal 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Steven H. Gatoff	15,000	$29,100
William P. Garvey	4,000	$7,760
Barbara M. Nelson	6,000	$11,640

(1)	Represents the market value on the day of vesting.

SUPPLEMENTARY COMPENSATION POLICIES

Employment, Severance, and Change-in-Control Agreements

Evan L. Kaplan Employment Agreement

Mr. Kaplan, our President and Chief Executive Officer, accepted employment with us as President and Chief Executive Officer pursuant to the terms of an employment agreement dated November 1, 2008, as amended (the “Kaplan Employment Agreement”). The Kaplan Employment Agreement provides that Mr. Kaplan is an at will employee, which means we can terminate his employment at any time, with or without cause. Under the Kaplan Employment Agreement, Mr. Kaplan received (i) an initial annual salary of $350,000, and (ii) an annual bonus, with an initial target amount of $250,000. In accordance with the Kaplan Employment Agreement, Mr. Kaplan’s target annual bonus was increased to $350,000 by the Compensation Committee for 2010. In 2012, the Compensation Committee reduced Mr. Kaplan’s target annual bonus to $300,000 and increased his annual salary to $450,000. Additionally, pursuant to the Kaplan Employment Agreement, Mr. Kaplan (i) was granted an option to purchase 500,000 shares of company common stock, vesting with respect to 25% of the shares after one year, and thereafter in a series of thirty-six successive equal monthly installments over a three-year period, and (ii) was granted performance shares covering 500,000 shares of company common stock pursuant to the company’s 2003 Equity Incentive Plan. The performance shares will vest in five installments of 100,000 shares each upon the company achieving specified targets for earnings before interest, tax and amortization.

The Kaplan Employment Agreement also provides that if the company terminates his employment without “cause” or if Mr. Kaplan resigns for “good reason”, not in connection with a Corporate transaction, and provided

Mr. Kaplan signs a release of claims and resigns from the Board of Directors and as an officer of the company, then Mr. Kaplan will receive, as severance: (a) cash severance equal to twelve months base salary; (b) an additional lump sum cash severance payment equal to the pro rata portion of the annual bonus for the year served to the termination date, less any amounts already paid for that year, based on percentage of achievement of target bonus in prior periods; (c) COBRA premiums for Mr. Kaplan and his dependents for up to eighteen months, which will terminate earlier if he becomes eligible for group health insurance coverage through another employer; (d) accelerated vesting of the time-based component of any equity awards which are not fully vested as of the termination date in the amount of twelve (12) months of vesting acceleration, plus nine months extended vesting for stock options.

If Mr. Kaplan resigns for “good reason”, in connection with a Corporate transaction, and provided Mr. Kaplan signs a release of claims and resigns from the Board of Directors and as an officer of the company, then Mr. Kaplan will receive, as severance: (a) cash severance equal to twelve months base salary; (b) an additional lump sum cash severance payment equal to the current year’s annual target bonus; (c) COBRA premiums for Mr. Kaplan and his dependents for up to eighteen months, which will terminate earlier if he becomes eligible for group health insurance coverage through another employer; (d) any specified performance target or other vesting condition, whether determined by passage of time or by reference to performance targets or operations of the company or its affiliate, in any equity awards issued shall immediately be deemed satisfied. In addition, Mr. Kaplan will be reimbursed for personal accounting and tax services used in connection with a Corporate transaction up to $15,000.

The following definitions apply in the Kaplan Employment Agreement:

“Cause” means the occurrence of any of the following (and only the following): (i) conviction of any felony involving fraud or act of dishonesty against the company or its affiliates; (ii) conduct which, based upon good faith and reasonable factual investigation and determination of the Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation of any contractual, statutory or fiduciary duty owed to the company or its affiliates;

“Good reason” means any of the following actions or events: (i) the company requires him to relocate to a worksite that is more than sixty (60) miles from its principal executive office; (ii) the company materially reduces his base salary and bonus potential below its then-existing gross rate; or (iii) following a “corporate transaction”, he is not the Chief Executive Officer of the surviving entity (unless he agrees in writing not to be the Chief Executive Officer of the surviving entity), or otherwise have his duties/responsibilities materially reduced as a result of the corporate transaction. A corporate transaction which results in the company being private in which he remains as Chief Executive Officer does not constitute a material reduction in responsibilities.

“Corporate transaction” means the occurrence of either of the following events: (i) the sale of all or substantially all of the assets of the company; or (ii) a merger of the company with or into another entity in which the stockholders of the company immediately prior to the closing of the transaction own less than a majority of the ownership interest of the company immediately following such closing; provided, however, for purposes of determining whether the stockholders of the company prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards.

Executive Officer Employment Agreements

Each of our other named executive officers has a signed offer letter with us. These offer letters provide that the executive officer is an at-will employee. These offer letters provide for salary, an annual bonus paid quarterly based upon the successful completion of specified performance objectives and equity, as well as other customary benefits and terms. Information for 2012, 2011 and 2010 regarding the compensation earned by our named executive officers is described in the “Compensation of Executive Officers—Summary Compensation Table.” These offer letters also provide that each of our named executive officers will be a participant in the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan as described below.

Executive Corporate Transaction and Severance Benefit Plan

On August 9, 2007, our Board of Directors adopted the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan (the “Plan”) and amended the Plan on June 29, 2011. Each of our executive officers, other than Mr. Kaplan is designated as a participant in the Plan. Pursuant to the terms of the Plan, each executive officer will be entitled to receive severance benefits in the event that the termination of the executive officer’s employment with iPass is an “Involuntarily Termination Without Cause,” or the executive officer resigns as a result of a “Constructive Termination.” If one of these events occur, iPass shall make a lump sum cash severance payment to the executive officer in an amount equal to six (6) months of the executive officer’s monthly base salary, as in effect on the date of the employment termination, or twelve (12) months of the executive officer’s monthly base salary if the employment termination is within eighteen (18) months of an acquisition of iPass or all or substantially all of its assets (a “Corporate Transaction Termination”).

In addition, if the executive officer is entitled to the cash severance described above and provided that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment, iPass will make an additional cash severance payment to the executive officer as follows: (i) in the case of a termination that is not a Corporate Transaction Termination, in an amount equal to one quarter of the executive officer’s target bonus amount under iPass’ annual bonus plan, and (ii) in the case of a Corporate Transaction Termination, in an amount equal to the executive officer’s annual target bonus amount under iPass’ annual bonus plan.

Further, if the executive officer is entitled to the cash severance described above, the executive officer will also be entitled to COBRA coverage paid by iPass for a period of twenty four (24) months in the case of a Corporate Transaction Termination, or for a period of twelve (12) months otherwise.

In the event of a Change in Control, (i) the vesting and exercisability of 50% of all outstanding options to purchase iPass’ common stock and all restricted stock issued pursuant to any iPass equity incentive plan that are held by the executive officer on such date shall be accelerated, and (ii) 50% of all reacquisition or repurchase rights held by iPass with respect to common stock issued or issuable (or with respect to similar rights or other rights with respect to stock of iPass issued or issuable pursuant to any equity incentive plan of iPass) pursuant to any other stock award granted to the executive officer shall lapse.

Upon a Corporate Transaction Termination, (i) the vesting and exercisability of 100% of the outstanding options to purchase iPass common stock and all restricted stock issued pursuant to any iPass equity incentive plan of the company that are held by the Participant on such date shall be accelerated, and (ii) 100% of the reacquisition or repurchase rights held by iPass with respect to common stock issued or issuable (or with respect to similar rights or other rights with respect to stock of iPass issued or issuable pursuant to any equity incentive plan of iPass) pursuant to any other stock award granted to the executive officer shall lapse.

The executive officers will only be entitled to the benefits described above if they execute a release of claims against iPass. Further, certain of the benefits described above may be reduced in the event that the benefits would have an adverse tax effect on the executive officer.

For the purposes of the Plan:

•	“Involuntary Termination Without Cause” means a termination by iPass of a participant’s employment relationship with iPass or an affiliate of iPass for any reason other than for “Cause”;

•

“Cause” means the occurrence of any of the following (and only the following): (i) conviction of the participant of any felony involving fraud or act of dishonesty against iPass or its affiliates; (ii) conduct by the participant which, based upon good faith and reasonable factual investigation and determination of the Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation by the participant of any contractual, statutory, or fiduciary duty of the participant to iPass or its affiliates;

•

“Corporate Transaction” means (i) the sale of all or substantially all of iPass’ assets or (ii) a merger of iPass with or into another entity in which iPass’ stockholders immediately prior to the closing of the transaction own less than a majority of the ownership interest of iPass immediately following such closing. For purposes of determining whether iPass stockholders prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards;

•

“Constructive Termination” means a resignation of employment by a participant no later than twelve (12) months after an action or event which constitutes “Good Reason” is undertaken by iPass or occurs; and

•

“Good Reason” means mean either of the following actions or events: (i) iPass requires that the participant relocate to a worksite that is more than sixty (60) miles from its principal executive office; or (ii) iPass materially reduces the participant’s base salary below its then-existing gross rate; provided however that, to qualify as “Good Reason,” the participant must submit to iPass a written notice, within ninety (90) days after the occurrence of either of the actions or events described in (i) and (ii) above, describing the applicable actions or events, and provide iPass with at least thirty (30) days from its receipt of the participant’s written notice in which to cure such actions or events prior to termination of the participant’s employment, and provided further that, the participant’s employment must terminate no later than twelve (12) months after the applicable actions or events described in (i) and (ii) above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Summary of Benefits—Named Executive Officers

The following table describes the potential payments and benefits for each of our named executive officers under their employment agreements and the Plan, upon employment termination without cause or resignation as a result of a constructive termination reason and if a general release of all claims against us is signed, as if employment had terminated as of December 31, 2012:

Name	Compensation and Benefits	Termination Without Cause or Constructive Termination; Within 18 Months of Corporate Transaction		Termination Without Cause or Constructive Termination; Not Within 18 Months of Corporate Transaction
Evan L. Kaplan	Base Salary	$450,000		$450,000
	Bonus	$300,000		$300,000
	COBRA Payments	$31,826	(1)	$31,826	(1)
	Accounting and Tax Expense	$15,000	(2)	$—
	Accelerated Vesting	$1,846,708	(3)	$1,617,206	(3)
	Total	$2,643,534		$2,399,032
Steven H. Gatoff(7)	Base Salary	$300,000		$150,000
	Bonus	$115,000	(4)	$28,750
	COBRA Payments	$42,434	(5)	$21,217	(6)
	Accelerated Vesting	$449,835	(3)	$—
	Total	$907,269		$199,967
Christophe J. Culine	Base Salary	$250,000		$125,000
	Bonus	$250,000	(4)	$62,500
	COBRA Payments	$42,434	(5)	$21,217	(6)
	Accelerated Vesting	$247,079		$—
	Total	$789,513		$208,717
William P. Garvey	Base Salary	$236,000		$118,000
	Bonus	$100,000	(4)	$25,000
	COBRA Payments	$42,434	(5)	$21,217	(6)
	Accelerated Vesting	$182,644	(3)	$—
	Total	$561,078		$164,217
Barbara M. Nelson	Base Salary	$225,000		$112,500
	Bonus	$100,000	(4)	$25,000
	COBRA Payments	$41,170	(5)	$20,585	(6)
	Accelerated Vesting	$211,246	(3)	$—
	Total	$577,416		$158,085

(1)	Assumes the executive officer would receive the full COBRA reimbursement at iPass’ expense for eighteen (18) months.
(2)	Assumes the executive officer would receive the full reimbursement for amounts incurred for personal accounting and tax services in connection with a corporate transaction.
(3)	With respect to stock options, calculated as the difference between the closing sales price per share on December 31, 2012, and the exercise price, multiplied by the number of shares subject to the accelerated vesting. With respect to restricted stock, calculated as the value, based on the closing sales price per share on December 31, 2012, of the number of shares of restricted stock subject to the accelerated vesting.
(4)	Assumes that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment.

(5)	Assumes the executive officer would receive the full COBRA reimbursement at iPass’ expense for twenty-four (24) months.
(6)	Assumes the executive officer would receive the full COBRA reimbursement at iPass’ expense for twelve (12) months.
(7)	Mr. Gatoff’s employment with iPass ended on February 22, 2013.

See the table above entitled “Outstanding Equity Awards at December 31, 2012” for total stock options held by our named executive officers as of December 31, 2012.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As previous noted, our compensation committee consists of Messrs. Beletic, Griffiths and Traub. There are no members of our compensation committee who were officers or employees of iPass during fiscal year 2012, or who were formerly officers of iPass or had any relationship otherwise requiring disclosure hereunder. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions in 2012 and are no currently proposed transactions to which we have been or will be a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, former or current executive officers, any nominee for director, or any of their immediate family members or persons sharing their households, or, to our knowledge holders of more than 5% of our capital stock and their immediate family members or persons sharing their households, had or will have a direct or indirect material interest.

Policies and Procedures for Review of Related Person Transactions

Pursuant to the charter of our Audit Committee, unless previously approved by another independent committee of our Board of Directors, our Audit Committee reviews and, if determined appropriate, approves all related person transactions. It is management’s responsibility to bring related person transactions to the attention of the members of the Audit Committee.

Our Code of Conduct and Ethics provides that our employees, which for the purposes of the Code of Conduct and Ethics, includes our officers and directors, should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of iPass. Our Code of Conduct and Ethics also addresses specific types of related person transactions and how they should be addressed. All of our employees, including our officers and directors, are expected and required to adhere to the Code of Conduct and Ethics. If an officer or director has any questions regarding whether a potential transaction would be in violation of the Code of Conduct and Ethics, they are required to bring this to the attention of our Compliance Officer or General Counsel. If the potential transaction is a related person transaction, it would be recognized as such and brought to the Audit Committee for pre-approval.

Further, each of our officers and directors is knowledgeable regarding the requirements of obtaining approval of related person transactions and is responsible for identifying any related-person transaction involving such officer or director or his or her affiliates and immediate family members and seeking approval from our Audit Committee before he or she or, with respect to immediate family members, any of their affiliates, may engage in the transaction.

Our Audit Committee will take into account all relevant factors when determining whether to approve or disapprove of any related person transaction.

Director and Officer Indemnification

We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent of iPass, and otherwise to the full extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are iPass Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to iPass Inc., attention Corporate Secretary, 3800 Bridge Parkway, Redwood Shores, California 94065 or contact Investor Relations at 650-232-4100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, iPass will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents were delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Evan L. Kaplan
Evan L. Kaplan
President and Chief Executive Officer

April 22, 2013

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012, is available without charge upon written request to: Corporate Secretary, iPass Inc., 3800 Bridge Parkway, Redwood Shores, California 94065. Alternatively, our Form 10-K is also available free of charge on our website at investor.ipass.com.

IPASS INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2013

The undersigned hereby appoints Evan L. Kaplan and William P. Garvey, and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of iPass Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of iPass Inc. to be held at the corporate headquarters of iPass, located at 3800 Bridge Parkway, Redwood Shores, California 94065, on Tuesday, June 4, 2013, at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the matters specified on the reverse and in accordance with the instructions given on the reverse, with discretionary authority as to any other business that may properly come before the meeting.

VOTE BY TELEPHONE	VOTE BY INTERNET

•     Call Toll-Free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

• Log on to the Internet and go to: www.investorvote.com/IPAS • Follow the steps outlined on the secured website.

PROXIES SUBMITTED BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 8:59 P.M., PACIFIC DAYLIGHT TIME (11:59 P.M., EASTERN DAYLIGHT TIME) ON JUNE 3, 2013, TO BE COUNTED.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

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The Board of Directors recommends a vote “FOR” the nominees for director listed below, and FOR Proposals 2 and 3.

PROPOSAL 1:	To elect the directors named below, to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

☐	Mark here to vote FOR all nominees.	☐	Mark here to WITHHOLD vote for all nominees.	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

Nominees:	John D. Beletic, Peter C. Clapman, Gary A. Griffiths, Evan L. Kaplan, Robert J. Majteles and Samuel L. Schwerin

To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below:

PROPOSAL 2:	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of iPass for its fiscal year ending December 31, 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 3:	To approve, on an advisory basis, the compensation of iPass Inc.’s named executive officers, as disclosed in the proxy statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy card in the enclosed return envelope which is postage prepaid if mailed in the United States.